UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2009

U.S. Shipping Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-32326	20-1447743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Thornall St., 8th Floor Edison, NJ	08837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 635-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.Entry into Material Definitive Agreements.

The information set forth or incorporated in Item 1.03 is also incorporated by reference in this Item 1.01.

Item 1.03. Bankruptcy or Receivership.

On April 29, 2009 (the “Commencement Date”), U.S. Shipping Partners L.P. (“USSP”), all of its subsidiaries (the “Subsidiaries”), US Shipping General Partner LLC, the general partner of USSP (“USSGP”), and USS Vessel Management LLC, a wholly-owned subsidiary of USSGP (“Vessel Management” and, together with USSP, the Subsidiaries and USSGP, the “Company”) filed voluntary petitions for reorganization relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”)(Case Nos. 09-12711--09-12713; 09-12718--09-12741). The bankruptcy filing was made with a “pre-arranged” restructuring plan with the support of a substantial majority of the Company’s secured lenders and noteholders. The Company will continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

Effective April 29, 2009, the Company entered into a Plan Support Agreement with the holders of (i) in excess of two-thirds of the amounts (including without limitation in respect of the termination obligations under the interest rate swaps) due under the Company’s Third Amended and Restated Credit Agreement, dated as of August 7, 2006, as amended, by and among USSP, certain of the Subsidiaries, Canadian Imperial Bank of Commerce, as administrative agent, and the lenders and other agents party thereto (the “Credit Agreement” and the lenders thereunder the “Senior Secured Lenders”) and (ii) approximately 70% of the amounts due in respect of the Company’s 13% Senior Secured Notes due 2014 (the “Second Lien Notes”).

The parties to the Plan Support Agreement have agreed to support a plan of reorganization for the Company (the “Plan”) on the terms and conditions set forth in the Plan Term Sheet attached as Exhibit A to the Plan Support Agreement. They have also agreed not to support, directly or indirectly, any other plan, in exchange for the Company’s agreement to implement all steps necessary to solicit the requisite acceptances of the Plan and obtain from the Bankruptcy Court an order confirming the Plan substantially in accordance with the terms of the Plan Support Agreement. The Plan Support Agreement may be terminated under certain circumstances, including in the event that the Plan and related disclosure statement are not approved by certain deadlines, the Plan is not consummated within a certain period of time after its filing with the Bankruptcy Court, the Company materially breaches the Plan Support Agreement, the chapter 11 cases are converted to cases under chapter 7 of the Bankruptcy Code or the Bankruptcy Court grants relief that is inconsistent with the Plan Support Agreement or the Plan Term Sheet.

Under the proposed plan of reorganization contemplated by the Plan Term Sheet:

•

The Senior Secured Lenders will receive (i) new term loan notes in an aggregate principal amount equal to approximately $332.6 million plus an amount equal to the termination obligation under the Company’s interest rate swaps and (ii) fifty percent (50%) of the common stock of reorganized USSP (“Reorganized USSP”), before giving effect to the common stock to be issued pursuant to a management equity plan described below, provided that Senior Secured Lenders that are not U.S. Citizens for U.S. Coastwise Trade Law purposes will receive a combination of common stock and warrants to purchase common stock. The new term loan notes will:

	•	bear interest at a rate equal to, at the Company’s option, (i) LIBOR plus 5%, subject to a 2% LIBOR floor or (ii) alternate base rate plus 4%;

	•	mature on August 7, 2013;

	•	amortize at the rate of 1% per year beginning in the first full year following the Company’s emergence from bankruptcy;

•

be mandatorily prepaid to the extent of excess cash flow (as defined in the Plan Term Sheet) once the Company has achieved a $30 million cash balance in the first year following the Company’s emergence from bankruptcy and a $20 million (subject to adjustment under certain circumstances) cash balance thereafter;

	•	be secured by substantially all the Company’s assets; and

•

be subject to certain customary covenants, including without limitation an interest coverage test (EBITDA/net interest) of at least 1.5x to 1 and a debt to EBITDA coverage ratio to be determined (but consistent with the interest coverage test and the projections provided by USSP to the Senior Secured Lenders).

•

The holders of the Second Lien Notes will receive fifty percent (50%) of the common stock of Reorganized USSP, before giving effect to the common stock to be issued pursuant to a management equity plan described below, provided that holders of the Second Lien Notes that are not U.S. Citizens for U.S. Coastwise Trade Law purposes will receive a combination of common stock and warrants to purchase common stock. The Second Lien Notes will be cancelled.

•

In no event will persons who are not U.S. Citizens for U.S. Coastwise Trade Law be issued common stock of Reorganized USSP representing in aggregate more than 23% of the common stock to be outstanding on the date the Company emerges from bankruptcy.

•

Reorganized USSP will adopt a management equity plan providing for the issuance to management of 10% of the outstanding common stock of Reorganized USSP. Five percent (5%) of such equity will be issued to management at the time the Company emerges from bankruptcy, with 25% vesting immediately and an additional 25% vesting on the first, second and third anniversaries of the Company’s emergence from bankruptcy. The remaining five percent (5%) available under the management equity plan will be issuable from time to time as determined by the board of directors of Reorganized USSP.

•

The warrants to be issued to the persons who are not U.S. Citizens for U.S. Coastwise Trade Law purposes will have an exercise price of $0.001 per share, will expire December 31, 2029 and may only be exercised by persons who are U.S. Citizens for U.S. Coastwise Trade Law purposes.

•	The existing and outstanding common units, subordinated units and general partnership interests of USSP will be cancelled without the payment of any amount to the holders thereof.

•

Customary releases will be provided to the Company, its current and former officers and directors, the Senior Secured Lenders, the holders of the Second Lien Notes, the various agents and trustees under the debt agreements and the respective officers, directors, employees, agents, advisors and professionals of each of the foregoing, subject to specified exceptions.

The implementation of the Plan is dependent upon a number of factors, including final documentation, the approval of a disclosure statement and confirmation and consummation of the Plan in accordance with the provisions of the Bankruptcy Code.

In addition, the Company filed several “first day” motions with the Bankruptcy Court, including a motion for interim authority to use its secured lenders’ cash collateral so as to provide the Company with continued access to funds to operate its business and a motion establishing notification procedures and restrictions in connection with holding and trading in the Company’s stock and claims that is intended to preserve, to the greatest extent possible, the potential value of certain of the Company’s tax attributes during the pendency of the Chapter 11 cases and following emergence from bankruptcy.

The descriptions of the Plan Support Agreement and Plan Term Sheet set forth above are qualified in their entirety by reference to the actual terms of the Plan Support Agreement and Plan Term Sheet, which are attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the voluntary petitions for reorganization relief under the Bankruptcy Code described in Item 1.03 constitute events of default that automatically accelerated the Company’s outstanding obligations under the Credit Agreement and the Second Lien Notes. There is approximately $332.6 million outstanding under the Credit Agreement, excluding accrued interest and fees and an outstanding letter of credit, and $100 million of Second Lien Notes outstanding, excluding accrued and unpaid interest. As a result of the filing of the petitions, the counterparty to each of the Company’s interest rate swap agreements may, upon prior notice, elect to terminate such agreements early. Any efforts to enforce such payment obligations against the Company under the Credit Agreement, the Second Lien Notes or the interest rate swap agreements are stayed as a result of the commencement of the Chapter 11 cases in the Bankruptcy Court.

The information set forth or incorporated in Item 1.03 is also incorporated by reference in this Item 2.04.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Title

10.1	Plan Support Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. SHIPPING PARTNERS L.P.

By:	US Shipping General Partner LLC, its general partner

By:	/s/ Ronald L. O’Kelley

Name: Ronald L. O’Kelley
Title: President and Chief Executive Officer (principal executive officer)

Date: April 29, 2009